EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.
EXECUTIVE MANAGEMENT INCENTIVE PLAN

(Effective January 1, 2005)

Section 1. Purpose.

The purpose of the Executive Management Incentive Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") by providing senior officers of the Company with additional incentive to assist the Company in meeting and exceeding its business goals.

Section 2. Administration.

The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Committee shall be comprised of not fewer than two members who shall be "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and the regulations thereunder.

The Committee may, subject to the provisions of the Plan, establish such rules and regulations or take such action as it deems necessary or advisable for the proper administration of the Plan. Each interpretation made or action taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including, but not limited to, the Company, the Committee, the Board, the affected Participants (as defined in Section 3), and their respective successors in interest.

Section 3. Eligibility.

Cash awards ("Awards") may be made under this Plan to executive officers and senior officers of the Company and its Subsidiaries ("Participants").

"Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock, membership interests or capital during any Performance Period.

Section 4. Performance Goal Criteria.

For each calendar year for which the Committee determines Awards may be made under the Plan (the "Performance Period"), the Committee shall establish a performance goal, or goals, based on operating income or sales volume, or a combination of operating income and sales volume. The performance goals for any Performance Period may differ from Participant to Participant and may relate to performance on a Company-wide basis or the basis of any other business unit specified by the Committee.

The applicable performance goal or goals may be adjusted for such events and circumstances as the Committee deems appropriate, provided, however, that all performance goals and any related adjustments to the performance goals applicable to officers covered by Section 162(m) of the Internal Revenue Code shall be preestablished in accordance with Section 162(m) of the Internal Revenue Code and regulations thereunder.

Section 5. Calculation of Awards.

The Committee shall establish the amount of an Award that is payable upon the attainment of the goal or goals established pursuant to Section 4. No individual Award for any Performance Period under this Plan shall exceed $3,000,000.

As long as this maximum Award amount is not exceeded, the Committee shall have the authority to increase or decrease the amount of any Award otherwise due upon the attainment of the applicable performance goal as it determines appropriate. However, in the case of Awards made to officers covered by Section 162(m) of the Internal Revenue Code, the Committee shall have no authority to increase the amount of an Award payable to a Participant that would otherwise be due upon the attainment of the applicable performance goal.

Section 6. Amendments, Modification and Termination of the Plan.

The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in the Awards made thereunder that does not constitute the modification of a material term of the Plan. Any such action may be taken without the approval of the shareowners unless the Committee determines that the approval of shareowners would be necessary to retain the benefits of Section 162(m) of the Internal Revenue Code.

Section 7. Governing Law.

The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

Section 8. Effective Date.

The Plan is effective as of January 1, 2005, subject to approval of the Plan by the Company's shareowners at the Annual Meeting held in 2005.